Exhibit 10.1

Signet Jewelers Limited
Second Amended and Restated 2018 Omnibus Incentive Plan

Restricted Stock Unit
Award Notice

Grantee:    [FIRST_NAME] [LAST_NAME]

Grant Date:    [DATE OF AGREEMENT]

Number of Units:    [______]

Vesting:    The Restricted Stock Units will vest:
[______]
pursuant to Section 2 of the Agreement.

    The Grantee agrees and acknowledges that the Restricted Stock Units described herein are granted under and governed by the terms and conditions of the Restricted Stock Unit Award Agreement, dated as of the Grant Date (the “Agreement”) and the Signet Jewelers Limited Second Amended and Restated 2018 Omnibus Incentive Plan (as may be amended, the “Plan”), both of which are hereby incorporated by reference and together with the Notice constitute one document by signing or by providing electronic signature to this Restricted Stock Unit Award Notice (the “Notice”). This Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

GRANTEE BY:_________________________ [Name]	SIGNET JEWELERS LIMITED BY: __________________________ Name: Karen Cho Title: Chief People Officer

Signet Jewelers Limited
Second Amended and Restated 2018 Omnibus Incentive Plan

Restricted Stock Unit
Award Agreement

[DATE OF AGREEMENT]

SECTION 1.    GRANT OF RESTRICTED STOCK UNIT AWARD.
(a)    Restricted Stock Unit Award.
(i)    The Human Capital Management & Compensation Committee of the Board of Directors (the “Committee”) of Signet Jewelers Limited (the “Company”) hereby grants, pursuant to the terms and conditions set forth in the Notice, this Agreement (as defined below) and the Signet Jewelers Limited Second Amended and Restated 2018 Omnibus Incentive Plan (as may be amended, the “Plan”), to the Grantee set forth on the applicable Restricted Stock Unit Award Notice (the “Notice”) on the date set forth on such Notice (such date, the “Grant Date”), restricted stock units (the “Units”) of the Company, in an amount set forth on the Notice.
(ii)    Each Unit represents an unfunded, unsecured promise of the Company to deliver to the Grantee one share, par value USD $0.18 per share, of the Company (a “Share”), subject to the vesting and other restrictions, terms and conditions set forth in the Plan and this Agreement (collectively, the “Agreement”).
(iii)    In lieu of a purchase price, this award is made in consideration of Service previously rendered by the Grantee to the Signet Group.
SECTION 2.    VESTING AND FORFEITURE.
(a)    Vesting. Subject to the provisions of this Agreement, [one-third (1/3rd)] of the Units awarded under this Agreement shall vest on each of the [first, second and third] anniversaries of the Grant Date (each date, a “Vesting Date”), subject to the Grantee’s continuous provision of Services to the Signet Group through and including the applicable Vesting Date; provided that, if the total number of Units is not evenly divisible by three, then no fractional Units shall vest and the installments shall be as equal as possible with the smaller installments vesting first. The Committee also may, in its discretion, accelerate the vesting of all or any portion of the Units upon any termination of Service during the Grant Period.
(b)    Termination of Service. Except to the extent otherwise provided in this Section 2(b), Section 2(c) or Section 2(d), or unless the Committee determines otherwise, if the Grantee’s Service terminates prior to the Vesting Date, all Units that are unvested at the time of such termination shall be forfeited and canceled immediately without consideration.

(i)    If, following the six-month anniversary of the Grant Date, Grantee’s Service terminates due to death, a Pro Rata Portion of the Units shall vest as of the date of termination of Service.
(ii)    If, following the six-month anniversary of the Grant Date, Grantee’s Service terminates due to Disability, a Pro Rata Portion of the Units shall vest as of the date of termination of Service.
(iii)    [If, following the six-month anniversary of the Grant Date, upon the Grantee’s Retirement, one hundred percent (100%) of the then-unvested Units shall become fully vested and nonforfeitable and a prorated amount of such Units shall be settled within 70 days following each then-remaining Anniversary Date.]1
(c)    Change of Control. Upon the consummation of a Change of Control (as defined below), the Committee shall provide for the treatment of the Units as provided in subparagraphs (i) or (ii) below:
(i)    One hundred percent (100%) of the then-unvested Units shall become fully vested and nonforfeitable immediately prior to such Change of Control; or
(ii)    the Grantee shall receive a Replacement Award (defined below), which may be this Agreement, modified to reflect the requirements of a Replacement Award, or may be a new award, in which case this Agreement shall be canceled and replaced by such new award. “Replacement Award” shall mean a restricted stock unit award relating to publicly traded equity securities of the Company (or its successor or Parent following the Change of Control) with a Fair Market Value no less than the Fair Market Value of the Units, and which award shall (A) vest on each applicable Vesting Date, subject solely to the Grantee’s continued Service through such Vesting Date, (B) provide for the same Pro Rata Portion vesting upon a termination of Service due to death or Disability as provided in this Agreement, (C) fully vest upon the Grantee’s earlier termination of Service by the Company without Cause, and (D) contain other terms and conditions no less favorable than those of this Agreement. Whether an award to the Grantee constitutes a Replacement Award shall be determined by the Committee (as constituted immediately before the Change of Control) in its sole discretion.
(d)    Termination Protection Agreement (if applicable). Notwithstanding anything to the contrary in this Agreement, if the Grantee is a party to a Termination Protection Agreement or other employment agreement providing similar protections with Sterling Jewelers Inc. or one of its Affiliates in the Signet Group (the “TPA”) upon the Grantee’s termination of Service, then the TPA shall govern the treatment of the Units upon a termination of the Grantee’s Service (which may refer to and continue to apply the terms contained in this Agreement).
SECTION 3.    DEFINITIONS.
1 Retirement-eligible participants will typically enter into a modified form of this award agreement that will provide for this treatment upon retirement. This alternate form will generally maintain the same economic terms, but structure the vesting events and settlement timing in a manner to comply with Section 409A.

(a)    Capitalized terms not defined herein shall have the same meaning as in the Plan.
(b)    For purposes of this Agreement:
(i)    “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.
(ii)    “Cause” shall have the meaning set forth in the Grantee’s TPA in effect at the time such event that would constitute “Cause” occurs or, if no such TPA exists or if there is no definition of “Cause” or like term contained in such agreement, then “Cause” shall mean (A) fraud, embezzlement, gross insubordination on the part of the Grantee or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of any member of the Signet Group) by the Grantee; (B) conviction of, or the entry of a plea of no contest by, the Grantee for any offence or felony under any state or United States federal law; (C) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his or her duties, responsibilities or obligations under this Agreement and any other agreement relating to the Grantee’s provision of Service to any member of the Signet Group; or (D) any other misconduct that would constitute cause pursuant to any state or United States federal law.
(iii)    “Disability” shall mean, that the administrator of the Company’s long-term disability plan has determined that the Participant is eligible for long-term disability benefits by reason of any medically determination physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(iv)    “Grant Period” shall mean the period beginning on the Grant Date and ending on the final Vesting Date.
(v)    “Pro Rata Portion” shall mean a number of Units equal to: (1) the product of (a) the total number of Units set forth on the Notice, multiplied by (b) a fraction, the numerator of which shall be the number of calendar days that have elapsed during the Grant Period prior to the Grantee’s termination of Service, and the denominator of which shall be the number of calendar days in the Grant Period; less (2) the number of Units that have previously vested pursuant to Section 2(a).
(vi)    [“Retirement” shall mean termination of the Grantee’s Service with the Signet Group on or following the Grantee’s sixtieth (60th) birthday with at least five (5) years of Service, or such earlier date as provided in a written agreement between a member of the Signet Group and the Grantee (excluding such a termination at a time when the Signet Group may terminate the Grantee for Cause, as determined by the Committee).]
(vii)    “Service” has the meaning set forth the Plan and does not include any period beyond the Grantee’s last day of active work, including any period during which the Grantee is in receipt of non-working notice, pay in lieu of notice, severance pay or any other monies on account of the termination of employment (except to the minimum extent required by minimum employment standards laws).
(viii)    “Signet Group” shall mean the Company, together with its Affiliates and Subsidiaries.
SECTION 4.     SETTLEMENT OF UNITS; DIVIDEND EQUIVALENT RIGHTS.
(a)    Time and Method of Settlement.
(i)    Subject to the terms of the Plan and this Agreement (to the extent it would not cause a violation of Section 409A (as defined below)), each vested Unit shall be settled on or within seventy (70) days following (A) the applicable Vesting Date, or, (2) if earlier, the applicable date of vesting provided for in Sections 2(b) through (d) or the last sentence of Section 2(a). In the event of payment as a result of Section 2(c)(i), such payment may be subject to the terms and conditions of the agreement providing for such Change of Control, so long as such terms and conditions do not cause a violation of Section 409A.
(ii)    Vested Units shall be converted into an equivalent number of Shares that will be distributed to the Grantee (or the Grantee’s legal representative), unless the Company elects to settle the Vested Units in cash. The Company may at its election either (A) at the time of settlement, issue a certificate representing the Shares subject to this Agreement, or (B) not issue any certificate representing Shares subject to this Agreement and instead document the Grantee’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form. The Company may provide a reasonable delay in the issuance or delivery of vested Shares as it determines appropriate to address tax withholding and other administrative matters, so long as such delay does not cause a violation of Section 409A. In lieu of any fractional Share being issued to the Grantee, the Grantee shall be entitled to receive a cash payment equal to the value of such fractional Share, determined based on the Fair Market Value of a Share on the date such fractional Share would have otherwise been issued.
(b)    Withholding Requirements.  Unless otherwise provided by the Committee, the Company shall have the power and the right to deduct or withhold automatically from any amount deliverable pursuant to settlement of the Units or otherwise, or require Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the settlement of the Units; provided, further, that with respect to any required withholding, Grantee may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

(c)    Dividend Equivalent Rights. On each date that the Company pays an ordinary cash dividend to holders of Shares after the Grant Date and prior to the last settlement date hereunder, the applicable number of Units in each unvested annual tranche shall be increased by an amount equal to (i) the applicable number of unvested Units in such tranche on the dividend record date, multiplied by (ii) the dollar amount of the per Share cash dividend, and divided by (iii) the Fair Market Value per Share on the dividend payment date (the “Additional Units”). Any fractional Unit resulting from such calculation shall be included in the Additional Units so credited with respect to such tranche. The Additional Units shall be subject to the same terms and conditions (including vesting, forfeiture and settlement) as the underlying Unit to which such dividend equivalent rights relate; provided, however, that at the time of vesting, any fractional Additional Units shall be rounded up to the nearest whole share. The Additional Units shall also be credited with dividend equivalent rights pursuant to this Section 4(c) as any further dividends are declared.
SECTION 5.    RESTRICTIVE COVENANTS
(a)    Confidentiality; Ownership of Developments
(i)    In consideration for the receipt of Units pursuant to this Agreement, the Grantee hereby covenants and agrees that during the term of the Grantee’s Service and for all time thereafter, the Grantee shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business or future business of the Company and/or of any of the Subsidiaries or Affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Company or any of the Subsidiaries or Affiliates of the Company pertaining to the Business or future business of the Company or any of the Subsidiaries or Affiliates of the Company; provided that such information referred to in this Section 4(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 4.
(ii)    In consideration for the receipt of Units pursuant to this Agreement, the Grantee acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or future business of the Company or any of the Subsidiaries or Affiliates of the Company that, alone or jointly with others, the Grantee may create, make, develop or acquire during the term of Grantee’s Service with the Company or any of its Subsidiaries or Affiliates (collectively, the “Developments”) are works made during the course of employment and shall remain the sole and exclusive property of the Company and its Subsidiaries and Affiliates and the Grantee hereby assigns to the Company all of Grantee’s rights, title and interest in and to all such Developments and Grantee shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the Subsidiaries or Affiliates of the Company.
(iii)    The Grantee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Grantee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
(iv)    The Grantee further understands that this Agreement does not limit the Grantee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement also does not limit the Grantee’s right to receive an award for information provided to any Government Agency.
(b)     Covenants Not to Solicit and Not to Compete. In consideration for the receipt of the Units pursuant to this Agreement, the Grantee hereby covenants and agrees that Grantee shall not, directly or indirectly, without the prior written consent of the Company:
(v)    during Grantee’s Service with the Company or any of its Subsidiaries or Affiliates and for a period of one year commencing upon termination of the Grantee’s Service, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the Subsidiaries or Affiliates of the Company to terminate his or her Service with the Company or such Subsidiary or Affiliate, to become employed by any person, firm or corporation other than the

Company or such Subsidiary or Affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or
(vi)     during Grantee’s Service with the Company or any of its Subsidiaries or Affiliates and for a period of one year commencing upon termination of the Grantee’s Service, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the Subsidiaries or Affiliates of the Company) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Grantee shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.
(c)     Specific Performance. The Grantee acknowledges that the services to be rendered by the Grantee are of a special, unique and extraordinary character and, in connection with such services, the Grantee will have access to confidential information vital to the Business or future business of the Company and the Subsidiaries and Affiliates of the Company. By reason of this, the Grantee consents and agrees that if the Grantee violates any of the provisions of this Section 4, the Company and the Subsidiaries and Affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have this Section 4 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the Subsidiaries or Affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Grantee without requirements for posting a bond.
(d)    Survival. The provisions of this Section 4 shall survive the expiration or termination of this Agreement and the Grantee’s Service, irrespective of the reason for any termination.
SECTION 6.    MISCELLANEOUS PROVISIONS.
(a)    Securities Laws. The Grantee acknowledges and agrees that any sale or distribution of the Shares issued in settlement of the Units granted pursuant to this Agreement may be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Grantee hereby consents to such action as the Committee deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates or book-entries evidencing Shares issued pursuant to the settlement of the Units granted pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.

(b)    Additional Restrictions. The issuance or delivery of any stock certificates or book-entries representing Shares issued pursuant to the settlement of the Units granted pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal, national or state securities laws, any applicable listing requirements of any national securities exchange or national securities association, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or national securities association. All payments or delivery of Shares under this Agreement shall be subject to the written policies of the Board, including any policy relating to the claw back of compensation and the Code for Securities Transactions, as they exist from time to time.
(c)    Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Units or the Shares issued pursuant to the settlement of the Units granted pursuant to the provisions of this Agreement.
(d)    Rights as a Shareholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a shareholder with respect to Units until the Grantee or the Grantee’s representative receives the Shares, if any, issued upon settlement of the Units.
(e)    Tenure. Nothing in the Agreement or Plan shall confer upon the Grantee any right to continue in Service with the Signet Group for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or the Signet Group) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service with the Signet Group at any time and for any reason, with or without Cause.
(f)    Notification. Except as permitted by Section 5(m) hereof, any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon receipt following deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company (attention: Corporate Secretary) at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(g)    Entire Agreement. Subject to the immediately following sentence, this Agreement, together with the Notice and the Plan (each of which is herein incorporated by reference) and, as applicable, the TPA, constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof, provided that they shall not supersede any other agreement containing restrictive covenants to which the Grantee is party. In the event that the terms of this Agreement and the Plan are in conflict, the terms of the Plan shall govern.

(h)     Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
(i)    Successors and Assigns; No Transfer. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof. The Units shall not be transferable or assignable by the Grantee except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
(j)    Adjustment of Award. Any adjustments to the Units issued pursuant to this Agreement (or the Shares underlying such Units) shall be made in accordance with the terms of the Plan.
(k)    Governing Law. This Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.
(l)    Compliance with Section 409A of the Code. The Company intends that the Units (or related dividends) be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event the Units (or related dividends) are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 12.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”
(m)     Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.